Exhibit 99.(l)

July 29, 2024

A&Q Multi-Strategy Fund

c/o UBS Hedge Fund Solutions LLC

677 Washington Boulevard

Stamford, Connecticut 06901

Re:	A&Q Multi-Strategy Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for A&Q Multi-Strategy Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 30, 2010, as amended by a Certificate of Amendment filed with the Secretary of State on February 1, 2011, and as further amended by a Certificate of Amendment filed with the Secretary of State on April 28, 2014 (as so amended, the “Certificate of Trust”);

(b)	The Agreement and Declaration of Trust, dated as of November 30, 2010, as amended and restated by the Third Amended and Restated Agreement and Declaration of Trust, dated as of August 1, 2014, by the trustee of the trust named therein (as so amended and restated, the “Trust Agreement”);

(c)	The Bylaws of the Trust, dated as of February 24, 2011 (the “Bylaws”);

(d)	The Officer’s Certificate, dated July 29, 2024, attaching copies of resolutions adopted by the trustees of the Trust (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the Bylaws, the “Trust Documents”);

A&Q Multi-Strategy Fund
July 29, 2024

(e)	The Registration Statement on Form N-2 (the "Registration Statement"), and the prospectus and the statement of additional information contained therein, with respect to the issuance of shares of beneficial interest in the Trust (the “Shares”), filed by the Trust with the United States Securities and Exchange Commission; and

(f)	A Certificate of Good Standing for the Trust, dated July 26, 2024, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Documents and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Documents and as contemplated by the Registration Statement and (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

A&Q Multi-Strategy Fund
July 29, 2024

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.          The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.          The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/MMK